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                 [LATHAM & WATKINS ATTORNEYS AT LAW LETTERHEAD]




                                 July 14, 1999


Holmes Products Corp.
233 Fortune Boulevard
Milford, MA  01757


          Re: Registration Statement No. 333-77905; $31,250,000 in aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2007

Ladies and Gentlemen:

          In connection with the registration of $31,250,000 in aggregate principal amount of Series D 9 7/8% Senior Subordinated Notes due 2007 (the
"NEW SECURITIES") by Holmes Products Corp., a Massachusetts corporation (the "COMPANY"), and the guarantees of the New Securities (the "NEW GUARANTEES") by Holmes Manufacturing Corp., a Massachusetts corporation, Holmes Air (Taiwan) Corp., a Massachusetts corporation, Holmes Motor Corp., a Delaware corporation, The Rival Company, a Delaware corporation, Patton Electric Company, Inc., an Indiana corporation, Patton Building Products, Inc., a Delaware corporation, and Rival Consumer Sales Corporation, a Missouri corporation (collectively, the "GUARANTORS"), under the Securities Act of 1933, as amended (the "ACT"), on Form S-4 filed with the Securities and Exchange Commission (the "COMMISSION") on May 6, 1999 (File No. 333-77905), as amended by Amendment No. 1 filed with the Commission on June 18, 1999 and Amendment No. 2 filed with the Commission on July 2, 1999 (collectively, the "REGISTRATION STATEMENT"), you have requested our opinion with respect to the matters set forth below. The New Securities and the New Guarantees will be issued pursuant to an indenture (the "INDENTURE"), dated as of February 5, 1999, among the Company, the Guarantors and State Street Bank and Trust Company, as Trustee (the "TRUSTEE"). The New Securities and the New Guarantees will be issued in exchange for the Company's outstanding Series C 9 7/8% Senior Subordinated Notes due 2007 (the "OLD SECURITIES") and the guarantees of the Old Securities by the Guarantors


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Holmes Products Corp.
July 14, 1999
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(the "OLD GUARANTEES") on the terms set forth in the prospectus contained in the
Registration Statement and the letter of transmittal filed as an exhibit thereto (the "EXCHANGE OFFER").

          We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and, except as stated in the following sentence, we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. With respect to the opinions expressed below, to the extent they involve matters arising under the laws of the Commonwealth of Massachusetts, with your permission we have relied exclusively on the opinion of Posternak, Blankstein & Lund, L.L.P., a copy of which is attached hereto, subject to all of the assumptions, limitations and qualifications set forth therein.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

     (1) The New Securities to be exchanged for the Old Securities pursuant to the Exchange Offer, have been duly authorized and when executed, issued and authenticated in accordance with the terms of the Exchange Offer and the Indenture and exchanged for the Old Securities in accordance with the terms of the Exchange Offer, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     (2) The New Guarantees of the Guarantors, have been duly authorized and when executed and endorsed on the New Securities in accordance with the terms of the Indenture and upon due execution, issuance and authentication of the New Securities in accordance with the terms of the Exchange Offer and the Indenture and exchange of the New Securities for the Old Securities in accordance with the terms of the Exchange Offer, will be the legally valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with their terms.

          The opinions rendered in paragraphs 1 and 2 relating to the enforceability of the New Securities and the New Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a



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Holmes Products Corp.
July 14, 1999
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proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

          We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the New Securities or the Guarantors under the Indenture or the New Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

          To the extent that the obligations of the Company, or the Guarantors under the Indenture, the New Securities or the New Guarantees may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been or will be duly authorized by the Trustee; that each of the Indenture, the New Securities and the New Guarantees has been or will be duly executed and delivered by the Trustee, the Company and each of the Guarantors and constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."


                                        Very truly yours,


                                        /s/ Latham & Watkins